                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No.  1  )


Filed by Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [X] Preliminary Proxy Statement
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Materials Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12
     [ ] Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))

                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)


       -------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) an 0-11.

          1)   Title of each class of securities to which transaction applies:

               -----------------------------------------------------------------

          2)   Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------------

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
               0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               -----------------------------------------------------------------

          4)   Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------------

          5)   Total fee paid:

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1) Amount Previously Paid:
                                                          ----------------------
          2) Form, Schedule or Registration Statement No.:
                                                          ----------------------
          3) Filing Party:
                                                          ----------------------
          4) Date Filed:
                                                          ----------------------

                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.
                           3600 WEST SEGERSTROM AVENUE
                           SANTA ANA, CALIFORNIA 92704

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                                 MARCH 20, 1997


Dear Stockholders:


A Special Meeting of Stockholders of Wahlco Environmental Systems, Inc. will be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, 41st Floor, Boston, Massachusetts on Thursday, March 20, 1997, at 12:00 noon, local time, for the following purposes:


     1.   To consider the approval of the 1996 Stock Option Plan.

     2. To authorize the Company to issue in excess of 20% of the number of shares of common stock outstanding on the date hereof upon the conversion of certain preferred stock.

     3. To authorize the Company to issue or reserve for issuance a number of shares of common stock that is in excess of 20% of the number of shares of common stock outstanding prior to such issuance.


The Board of Directors fixed the close of business on February 21, 1997 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. Each stockholder is cordially invited to attend and vote in person.


          YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED
            PROXY IN THE ENVELOPE PROVIDED.  THE EXECUTION OF A PROXY
                 WILL NOT AFFECT A RECORD HOLDER'S RIGHT TO VOTE
                      IN PERSON IF PRESENT AT THE MEETING.


                                        By Order of the Board of Directors,

                                        Roger M. Barzun, SECRETARY


Santa Ana, California
February 24, 1997

                       WAHLCO ENVIRONMENTAL SYSTEMS, INC.
                           3600 WEST SEGERSTROM AVENUE
                           SANTA ANA, CALIFORNIA 92704


                                 PROXY STATEMENT


GENERAL INFORMATION


This Proxy Statement is furnished to stockholders of Wahlco Environmental Systems, Inc., a Delaware corporation (the "COMPANY"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders that will be held on March 20, 1997 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, 41st Floor, Boston, Massachusetts at 12:00 noon local time, and at any adjournments or postponements thereof.


Proxies in the form enclosed will be voted at the meeting if they are properly executed, dated and returned to the Company prior to the meeting and are not revoked prior to the voting. A stockholder of record who grants a proxy has the power to revoke it at any time before it is exercised (i) by delivering to the Secretary of the Company an instrument revoking the proxy; (ii) by delivering to the Company a duly executed proxy bearing a later date, or (iii) by attending the Special Meeting and voting in person.


This Notice of Special Meeting and Proxy Statement are being mailed to stockholders of record on or about February 24, 1997.


MATTERS TO BE CONSIDERED


The Special Meeting has been called for the following purposes:

     1.   To consider the approval of the 1996 Stock Option Plan.

     2. To authorize the Company to issue in excess of 20% of the number of shares of common stock outstanding on the date hereof upon the conversion of certain preferred stock.

     3. To authorize the Company to issue or reserve for issuance a number of shares of common stock that is in excess of 20% of the number of shares of common stock outstanding prior to such issuance.

If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted in accordance with the instructions contained in it; if no instructions are given, the shares will be voted FOR items 1, 2, and 3 listed above.



OUTSTANDING SHARES AND VOTING RIGHTS AND PROCEDURES


Stockholders on the Record Date are eligible to receive notice of, and to vote at, the Special Meeting in person or by proxy. The Company has one class of common stock, par value $.01 per share (the "COMMON STOCK"), and on February 21, 1997, 17,649,000 shares were issued and outstanding. Each share entitles the holder to one vote. The holders of a majority of the outstanding common stock, present in person or represented by proxy, will constitute a quorum for the Special Meeting. Abstentions are counted for purposes of determining whether the quorum requirement is satisfied, but as not voted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Common stock represented by a "broker non-votes" will also be treated as present for purposes of determining a quorum, but will not be treated as a negative vote. A broker non-vote relates to shares of Common Stock held in the name of a nominee as to which (i) the nominee has not received instructions from the beneficial owner or person entitled to vote and the nominee does not have discretionary voting power under applicable rules or the instrument under which it serves as a nominee; or (ii) the record holder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that the nominee does not have authority to vote such shares on a given matter.


Item 1 requires the approval of the holders of a majority of those entitled to vote in person or by proxy at the meeting. Consequently, abstentions will have the effect of a no vote, but broker non-votes will have no effect on the voting. Items 2 and 3 require the approval of the holders of a majority of the shares of Common Stock voted on the matter in person or by proxy provided a quorum is present. Consequently, abstentions and broker non-votes will have no effect on the voting.



                                   PROPOSAL 1


                     ADOPTION OF THE 1996 STOCK OPTION PLAN

The 1996 Employee Stock Option Plan (the "PLAN") was adopted by the Board of Directors on November 15, 1996 contemporaneously with the termination of the Second Amended and Restated Incentive Stock Plan (the "INCENTIVE STOCK PLAN"). The Incentive Stock Plan was terminated (a) because it was to expire by its terms in April 1997; (b) because of recent major changes in the securities laws and rules affecting stock plans; and (c) because the Incentive Stock Plan does not permit the discretionary grant of options to non-employee directors.

PURPOSE. The purpose of the Plan is to provide directors, officers, key employees and consultants with additional incentives by increasing their ownership interest in the Company. The Plan provides for the issuance of 500,000 shares on Common Stock pursuant to stock options grants, subject to adjustment in the case of certain reorganizations, reclassifications and the like of the Common Stock. The Plan provides for the grant of incentive stock options ("ISOS") to employees and the grant of non-statutory stock options ("NSOS") to employees, officers, directors and consultants of the Company and its subsidiaries. Any employee of the Company or of any subsidiary who is considered in the judgement of the committee that administers the Plan a key contributor to the overall success of the consolidated enterprise is an eligible participant in the Plan. The maximum number of shares with respect to which options may be granted under the Plan to any one employee in any one year is 300,000 shares. Grants will be made based on the recommendation of senior management and in the case of executive officers, based on the recommendations of the Compensation Committee.


GENERAL. The Plan is administered by a committee of the Board of Directors made up of non-employee directors (the "Committee"). Subject to the provisions of the Plan itself, the Committee has the authority to select the optionees and determine the terms of the options granted, including: (i) the number of shares;
(ii) the term of the option (which may not exceed ten years or five years in the case of an ISO granted to a 10% stockholder of the Company); (iii) the exercise or purchase price (which in the case of an ISO cannot be less than the fair market value of the Common Stock on the date of grant or 110% if the employee is an owner of 10% or more of the total combined voting power of all classes of stock of the Company); (iv) the type and duration of any transfer or other restrictions; and (v) the time and form of payment for stock upon exercise of options. Options are not transferable by the option holder except by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order or to immediate family members. The Committee also determines the period, if any, during which the option may continue beyond termination of employment, except that upon a grantee's termination of employment for cause, all of his or her options terminate immediately. Generally, no incentive stock option may be exercised as such more than three months following termination of employment. However, in the event that termination is due to death or disability, an incentive stock option is exercisable as such for a maximum of one year after such termination. The Plan will remain in effect until terminated by the Board of Directors and may be amended by the Board of Directors without the consent of the stockholders of the

Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted. On February 1, 1997, the closing per share market price of the Common Stock was $0.344.


FEDERAL INCOME TAX INFORMATION. Set forth below is a general summary of the federal income tax consequences to the Company and to recipients who receive options under the Plan. The following summary is not intended to be exhaustive, does not address certain special federal tax provisions, and does not address state, municipal or foreign tax laws.

TAX TREATMENT OF NON-STATUTORY STOCK OPTIONS. Under Section 83 of the Code, optionees realize no taxable income when a non-statutory stock option is granted. Instead, the difference between the fair market value of the stock and the option price paid is taxed as ordinary compensation income. The difference is measured and taxed as of the date of exercise if the stock is not subject at that time to a "substantial risk of forfeiture," as defined in Section 83.

The Company receives no tax deduction on the grant of an NSO, but is entitled to a tax deduction when the optionee recognizes taxable income on or after exercise of the option, in the same amount as the income recognized by the optionee.

TAX TREATMENT OF INCENTIVE STOCK OPTIONS. Under Section 422 of the Code, an optionee incurs no federal income tax liability on either the grant or exercise of an incentive stock option ("ISO"). Provided that the stock is held for at least one year after the date of exercise of the option and at least two years after its date of grant, any gain realized on the subsequent sale of the stock will be taxed as long-term capital gain. If the stock is disposed of within a shorter period, the optionee will be taxed, with respect to the gain realized, as if he or she had then received ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise of the option and its fair market value on the date on which the option was granted. The balance of the gain realized will be taxed as capital gain, long-term or short-term depending on the holding period since the date of exercise.

The Company receives no tax deduction on the grant or exercise of an ISO, but is entitled to a tax deduction if the optionee recognizes ordinary compensation income on account of a premature disposition of ISO stock in the same amount and at the same time as the optionee's recognition of income.

INTEREST OF CERTAIN PERSONS. Because the directors and executive officers of the Company are eligible to receive stock option grants under the Plan, they (and their respective associates) may be deemed to have an interest in the approval of the Plan.


                            -------------------------

                NEW PLAN BENEFITS TABLE - 1996 STOCK OPTION PLAN


The following table sets forth in tabular format option grants covering 75,000 shares made to the date of this Proxy Statement under the Plan, all of which were made to non-employee directors . No grants were made to executive officers named in the "Summary Compensation Table," below, or to other employees of the Company. Like the Plan itself, these grants are subject to stockholder approval. All of the option grants were made on November 15, 1996 at $0.49 per share, in excess of the $0.406 per share fair market value of a shares of Common Stock on that date. These options are exercisable in three installments as follows: as to fifty percent (50%) of the shares covered by the option after the expiration of six months from the grant date; as to an additional twenty-five percent (25%) of such shares on the first anniversary of the grant date; and as to the remaining twenty-five percent (25%) of such shares on the second anniversary of the grant date;


          NAME                           SHARES SUBJECT TO OPTION

          Charles E. Davidson                     15,000
          Robert M. Davies                        15,000
          Maarten D. Hemsley                      15,000
          Paul H. Hunn                            15,000
          Mark L. Plaumann                        15,000



           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                            -------------------------



                                   PROPOSAL 2


TO AUTHORIZE THE COMPANY TO ISSUE IN EXCESS OF 20% OF THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING UPON THE CONVERSION OF CERTAIN PREFERRED STOCK


THE RESTRUCTURING. The Board of Directors intends to employ two strategies to improve the Company's financial condition. The first is to convert $5 million of the Company's outstanding debt (with the consent of the lender) into shares of preferred stock that will be convertible into shares of Common Stock. The second is described in Proposal 3, below.

ISSUANCE OF PREFERRED STOCK. Article IV authorizes the Board of Directors to issue shares of preferred stock from time to time in one or more series; to fix the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, redemption price and liquidation preference; and to fix the number of shares constituting any such series.


SERIES A PREFERRED STOCK.   The Company's majority stockholder and primary
lender, WES Acquisition Corp. ("WESAC"), has agreed to convert $5 million of outstanding debt of the Company into 50,000 shares of Series A Preferred Stock to be issued by the Company in accordance with Article IV of the Company's Restated Certificate of Incorporation (the "SERIES A PREFERRED STOCK"). The Series A Preferred Stock will have a liquidation preference of $100 per share; will pay a 12% quarterly dividend which can be paid in kind (that is, in additional shares of Series A Preferred Stock); and will be convertible into shares of Common Stock at a conversion price of $0.45625 per share of Common Stock, subject to adjustment for stock splits, stock combinations and the like. Each share of Series A Preferred Stock will entitle the holder thereof to one vote on all matters submitted to the stockholders of the Company for approval. Holders of the Common Stock and the Series A Preferred Stock will vote as a single class, except that matters affecting the rights and preferences of holders of the Series A Preferred Stock will require the vote of the holders of a majority of such stock voting as a single class. The holders of the Series A Preferred Stock will not have preemptive rights. If all of the Series A Preferred Stock is converted into Common Stock, approximately 10.96 million shares of Common Stock, exclusive of any in-kind dividends, will be issued and the percentage of the Common Stock of the Company owned by the Company's majority stockholder will increase from approximately 80.8% to approximately 88.2%.


REQUIREMENT FOR STOCKHOLDER APPROVAL. Rule 312.03 of the New York Stock Exchange requires the Company to obtain the approval of stockholders for the issuance of shares of Common Stock directly or pursuant to the conversion of a security (such as the Series A Preferred) into Common Stock if the Common Stock to be issued or reserved for issuance will exceed 20% of the shares outstanding just prior to issuance. The Company is not seeking stockholder approval of any aspect of the proposed transaction except the reservation for issuance and issuance upon conversion of a number of shares that is in excess of 20% of the issued and outstanding shares immediately prior to the issuance of the Series A Preferred Stock. There will be approximately 17,649,000 shares of Common Stock outstanding on the date of the issuance of the Series A Preferred Stock, the number of shares that is outstanding on the date of this Proxy Statement. The Board of Directors is authorized to issue up to 10 million shares of preferred stock and to designate the rights and preferences thereof. There are no shares of preferred stock outstanding on the date hereof.


CONSEQUENCES OF NON-APPROVAL. If this proposal is not approved, the Company will be unable to convert the $5 million of debt into equity, will be unable thereby to increase its stockholders' equity by that amount and believes that it will be unable to proceed with the improvement of the Company's financial condition.

BOARD RECOMMENDATION. The conversion of $5 million of the Company's long-term debt into shares of Series A Preferred Stock would increase the Company's per-share Common Stock book value, on a fully diluted basis assuming that all of the shares of Series A Preferred Stock are converted into Common Stock, and would eliminate the interest expense otherwise payable by the Company on that debt.
In the opinion of the Board of Directors, the effect of the debt conversion on the Company's financial condition is likely to make it easier for the Company to attract additional capital. Accordingly the Board of Directors strongly recommends the approval of the issuance of the Series A Preferred Stock.

Reference should be made to the financial statements of the Company and the notes thereto set forth in the Company's Annual Report for the fiscal year ended December 31, 1995 and the quarterly reports on Form 10-Q for the first three quarters of 1996.

INTEREST OF CERTAIN PERSONS. Because WESAC is the holder of the $5 million of debt that may be converted into Series A Preferred Stock, it and its associates may be deemed to have an interest in the approval of this Proposal 2.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.



                                   PROPOSAL 3


TO AUTHORIZE THE COMPANY TO ISSUE OR RESERVE FOR ISSUANCE A NUMBER OF SHARES OF
     COMMON STOCK THAT IS IN EXCESS OF 20% OF THE NUMBER OF SHARES OF COMMON
                    STOCK OUTSTANDING PRIOR TO SUCH ISSUANCE


With the improvement in the Company's financial condition that would arise from the conversion of debt into stockholders' equity described under Proposal 2, above, the Company believes that it may then be in a position to raise working capital through further conversion of debt into equity and/or the sale of securities of the Company in either a public or a private offering. Such securities could be either additional shares of Series A Preferred Stock, described in Proposal 2, above; another security convertible into Common Stock; Common Stock; or a combination of all of the foregoing. If adequate funds are to be raised by any one or more of such transactions, it is anticipated that in any event in excess of 20% of the shares then outstanding would be issued or, in the case of a convertible security, reserved for issuance. The Company anticipates that in connection with any further financing it would make a combination (reverse stock split) of its Common Stock to reduce the number of shares outstanding and thereby attempt to increase the market value per share to a level that will attract the interest of institutional investors.


At this time, the Company does not know the number or kind of securities that would be issued or the price at which they would be sold, matters that would be in the discretion of the Board of Directors. However, the holders of any newly issued Common Stock or other security convertible into Common Stock would not have preemptive rights.

REQUIREMENT FOR STOCKHOLDER APPROVAL. The Company is required to seek shareholder approval of any such issuances for the same reasons as are set forth above in Proposal 2. The Company is not seeking stockholder approval of any aspect of any transaction except the issuance and/or reservation for issuance of a number of shares that is in excess of 20% of the issued and outstanding shares immediately prior thereto. The shares reserved for issuance pursuant to the conversion of the Series A Preferred Stock are not counted as outstanding for computation of the 20% threshold. Accordingly, unless the Series A Preferred Stock is converted into Common Stock, for purposes of the calculation of the 20% threshold, there will be approximately 17,649,000 shares of Common Stock outstanding, the number of shares outstanding on the date of this Proxy Statement.

CONSEQUENCES OF NON-APPROVAL. The Company does not believe that it would be able to raise additional working capital to fund operations from any lender other than the Company's majority stockholder, and there can be no assurance that additional loans from the majority stockholder would be available in the future or if available, that the terms thereof would be acceptable to the Company. Without the sale of additional securities, the Company believes that it is unlikely to be able to raise working capital in the near term. However, there can be no assurance that any funds raised through the issuance of securities of the Company would be sufficient for the Company's needs or that the Company would be successful in accomplishing any of the transactions described in this Proposal 3.

BOARD RECOMMENDATION. Although the sale of additional shares securities may have a dilutive effect on the Company's current stockholders, the Board of Directors believes that it represents the best source of working capital at this time. Accordingly, the Board of Directors strongly recommends the approval of the issuance of the additional shares of Common Stock.

Reference should be made to the financial statements of the Company and the notes thereto set forth in the Company's Annual Report for the fiscal year ended December 31, 1995 and the quarterly reports on Form 10-Q for the first three quarters of 1996.

THIS PROXY STATEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE COMPANY. NONE OF THE SECURITIES REFERRED TO IN THIS PROXY STATEMENT AS PROPOSED TO BE SOLD OR ISSUED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO US PERSONS ABSENT REGISTRATION UNDER SUCH ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

                            -------------------------

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT


The following table contains certain information as of February 1, 1997, regarding the beneficial ownership of the Company's Common Stock by (i) the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table, below; (ii) all of the directors and executive officers as a group; and (iii) each person or entity who, to the knowledge of the Company, is the beneficial owner of five percent or more of the outstanding shares of Common Stock. The numbers and percentages assume for each person or group listed, the exercise of all stock options held by such person or group that are exercisable within 60 days of February 1, 1997, in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, but not the exercise of such stock options owned by any other person. Unless otherwise noted, beneficial ownership includes both sole voting and dispositive powers with respect to the shares shown.



                                      NUMBER OF SHARES                PERCENT OF
NAME (1)                              BENEFICIALLY OWNED (2)             CLASS

WES Acquisition Corp. ("WESAC")               14,260,000 (3)               81%
C. Stephen Beal                                  397,103 (4)              2.2%
James J. Ferrigan                                 58,506 (5)                *
Henry N. Huta                                    666,838 (6)              3.6%
Barry J. Southam                                  63,196 (7)                *
R. J. Mudd                                        32,325 (7)                *
A. Noel DeWinter                                   8,075 (7)                *
Mark L. Plaumann                                     -0-                   --
All directors and executive officers as
a group (11 persons)                          15,504,403 (8)               82%


--------------------

*    Less than 1%.

(1) The address of WESAC is 411 West Putnam Avenue, Greenwich, Connecticut 06830. The address of all of the individuals is the address of the Company's headquarters set forth on the first page of this Proxy Statement.

(2)  Based upon information furnished by the stockholders.

(3) Pursuant to a Stock Purchase Agreement dated as of May 15, 1995, WESAC, an affiliate of Wexford Management LLC ("WEXFORD") purchased all of the shares of the Company's Common Stock (14,260,000 shares) held by Pacific Diversified Capital Company ("PDC"), which represent approximately 81% of the outstanding Common Stock, together with $4.9 million out of approximately $20 million of debt owed by the Company to PDC for a total purchase price of $5 million. PDC contributed the remainder of the debt to the capital of the Company. The annual interest rate on the note evidencing the $4.9 million debt is 13%. The purchase by WESAC was funded through the sale of 94% of its shares to two of Wexford's private investment funds and the balance to Messrs. Huta, Beal and Hemsley as follows:



         NAME OF SHAREHOLDER            SHARES OF WESAC HELD     PERCENTAGE OF OUTSTANDING WESAC SHARES
     Wexford Capital Partners II L.P.              9,411,600                      66%

     Wexford Overseas Partners I L.P.              4,033,543                      28%

     Henry N. Huta                                   356,500                     2.5%

     C. Stephen Beal                                 356,500                     2.5%


                                       -7-


     Rebecca Hemsley                                50,928.5                     0.3%

     Debra Hemsley                                  50,928.5                     0.3%


(4) These shares are purchasable within 60 days of February 1, 1997 under an outstanding stock option at an option price of $0.49 per share. Mr. Beal is also a minority shareholder in WESAC. See footnote (3), above.

(5) Of these shares, 56,506 are purchasable within 60 days of February 1, 1997 under an outstanding stock option at an option price of $0.49 per share.

(6) Of these shares, 661,838 shares are purchasable within 60 days of February 1, 1997 under an outstanding stock option at an option price of $0.49 per share. The remaining 5,000 shares are held in trust by Mr. Huta and Sharon L. Huta, co-trustees under a declaration of trust dated November 20, 1989, who share both voting and investment power with respect to such shares. Mr. Huta is also a minority shareholder in WESAC. See footnote (3), above. Mr. Huta resigned from the Company in May 1996.

(7) These shares are purchasable within 60 days of February 1, 1997 under an outstanding stock option at an option price of $0.49 per share.

(8) This number includes 1,237,043 shares that are purchasable within 60 days of February 1, 1997 under outstanding stock options at option prices ranging from $0.49 to $1.875 per share and the 14,,260,000 shares owned by WESAC by reason of the fact that a director of the Company, Charles E. Davidson, is a director of WESAC and therefore has shared voting and dispositive powers over such shares.


                            -------------------------

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


SUMMARY COMPENSATION TABLE

The following table sets forth all compensation for the fiscal years ended December 31, 1996, 1995 and 1994 allocated or paid on or before December 31, 1996 to the Company's Chief Executive Officers and to the other most highly compensated executive officers of the Company whose compensation exceeded $100,000 in 1996 and who were serving at the end of the 1996 fiscal year for services rendered in all capacities to the Company and its subsidiaries.



                                                 ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                                     --------------------------------------------------------------------------------
                                                                          OTHER
                                                                          ANNUAL        SECURITIES         ALL
                                                                          COMP-         UNDERLYING        OTHER
     NAME AND PRINCIPAL                                       BONUS      ENSATION      OPTIONS/SAR'S    COMPENSA-
          POSITION                   YEAR      SALARY ($)      ($)         ($)**            (#)          TION ($)
---------------------------------------------------------------------------------------------------------------------
HENRY N. HUTA*                       1996        319,149       -0-          -0-                -0-          3,461 (1)
   President and                     1995        263,288     377,216      170,387            882,450        3,795
   Chief Executive Officer           1994        247,122       -0-          -0-                -0-            731

C. STEPHEN BEAL *                    1996        212,497       -0-          -0-                -0-            307 (2)
   President, Engineered             1995        186,117       -0-        145,282            529,470          348
   Products Group                    1994        147,220       -0-         46,808              -0-            731

JAMES J. FERRIGAN                    1996        156,787       -0-          -0-              -15,008        1,663 (3)
   Senior Vice President of North    1995        162,081       -0-          -0-              175,000        3,703
   American Sales & Marketing        1994        206,347       -0-          -0-                -0-          2,687

BARRY J. SOUTHAM                     1996        179,311       -0-          -0-               15,525        4,696 (4)
   Senior Vice President of          1995        154,248       -0-         39,813            200,000        4,995
   International Sales & Marketing   1994        150,136       -0-          -0-                -0-          3,930

A. NOEL DEWINTER                     1996        100,176       -0-          -0-               59,500        1,132 (5)
   Vice President and Chief          1995                                                      -0-
   Financial Officer                 1994                                                      -0-

R. J. MUDD                           1996        137,570       -0-          -0-               14,500        2,271 (6)
   Senior Vice President Operations  1995        151,880       -0-          -0-               80,000        4,300
                                     1994        138,818       -0-          -0-                -0-          1,972

MARK L. PLAUMANN*
   President                         1996           *           *            *                50,000          *



---------------

* Mr. Huta resigned as President and Chief Executive Officer in May 1996. From May to October, Mark L. Plaumann served as Chief Executive Officer (and a director) of the Company under a management agreement between the Company and his employer, Wexford Management LLC, an affiliate of WESAC. The Company did not make any salary or other payments to Mr. Plaumann for his services, but did grant him a stock option to purchase 50,000 shares in August 1996. See "Option/SAR Grants Table" below. Mr. Beal was elected President and Chief Executive Officer in October 1996.

** Excludes perquisites and other personal benefits if the aggregate amount of such items of compensation was less than the lesser of either $50,000 or 10% of the total annual salary and bonus of the named executive officer.

(1) This amount consists of employer matching contributions under the Company's 401(k) Plan.

(2)  This amount consists of premiums paid on excess life insurance.

(3) This amount consists of premiums paid on excess life insurance ($361) and employer matching contributions under the Company's 401(k) Plan ($1,302).

(4) This amount consists of premiums paid on excess life insurance ($2,454) and employer matching contributions under the Company's 401(k) Plan ($2,242).

(5) This amount consists of premiums paid on excess life insurance ($199) and employer matching contributions under the Company's 401(k) Plan ($933).

(6) This amount consists of premiums paid on excess life insurance ($1,019) and employer matching contributions under the Company's 401(k) Plan ($1,259).


DIRECTORS' COMPENSATION

Directors who are employees of the Company do not receive additional compensation for service as a member of the Board or of any of its committees. During the first three quarters of 1996, non-employee directors each received a retainer at the rate of $3,000 per quarter and a fee of $500 for each Board and
committee meeting attended.   No fees were paid for telephone conference call
meetings.

In addition, each non-employee director was automatically granted on the date of his election to the Board a ten-year stock option to purchase 8,000 shares of Common Stock under the Second Amended and Restated Stock Incentive Plan (the "INCENTIVE STOCK PLAN") at a per-share purchase price equal to the fair market value of a share of Common Stock on the grant date. The option was exercisable as to one-half of the shares from and after the grant date and as to an additional one-quarter of the shares on each of the next two anniversaries of the grant date. Mr. Davies waived the grant of this option by reason of his affiliation at the time with WESAC and its affiliates.


In October 1996, directors reduced their fees to $2,000 per quarter and $500 for each day spent in attendance at Board and/or Committee meetings and in November 1996, agreed to the cancellation of the 8,000-share stock options, and by way of partial compensation, were granted options under the 1996 Stock Option Plan, which is the subject of Proposal 1. See "New Plan Benefits Table," below. All directors, whether or not employees, are reimbursed for expenses incurred by them in attending Board and committee meetings.


                            -------------------------

                                OPTION/SAR TABLES

OPTION/SAR GRANTS TABLE


The following table sets forth certain information with respect to stock options granted to the executive officers named in the Summary Compensation Table, above, during the fiscal year ended December 31, 1996. All options have a term of ten years from the grant date subject cases to earlier termination in the event the optionee's employment terminates, except as noted. No SARs were granted during 1996.


                                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                                    ASSUMED ANNUAL RATES OF STOCK
                                                                                                                PRICE
                                             INDIVIDUAL GRANTS                                    APPRECIATION FOR OPTION TERM (3)
                  --------------------------------------------------------------------          ------------------------------------
                               PERCENT OF
                                 TOTAL
                                OPTIONS
                  NUMBER OF    GRANTED TO                        GRANT
                  SECURITIES    EMPLOYEES                         DATE          EXPI-
                  UNDERLYING       IN            EXERCISE        MARKET        RATION
     NAME          OPTIONS     FISCAL YEAR        PRICE          VALUE          DATE              0%            5%             10%
------------------------------------------------------------------------------------------------------------------------------------
Henry N. Huta           --            --             --             --           --

C. Stephen Beal         --            --             --             --           --

James J. Ferrigan     15,008         5.92%          $0.49          $1.00      06/01/06 (1)      $7,654        $16,888        $30,938

Barry J. Southam      15,525         6.12%          $0.49          $1.00      06/01/06 (1)      $7,918        $17,469        $32,004

A. Noel DeWinter       9,500         3.75%          $0.49          $1.00      06/01/06 (1)      $4,845        $10,689        $19,583

                      50,000        19.72%          $0.49         $0.437      10/17/06 (2)       -0-          $11,172        $32,302

R. J. Mudd            14,500         5.72%          $0.49          $1.00      06/01/06 (1)      $7,395        $16,315        $29,890

Mark L. Plaumann      50,000        19.72%          $0.49         $0.375      08/02/96 (2)       -0-           $6,041        $24,133

---------------

(1) These options become exercisable in twelve approximately equal installments commencing April 1, 1996, but no vested shares may be exercisable on or prior March 31, 1997. The options expire on the earlier to occur of (i) April 1, 2006; (ii) three years after termination of employment for other than cause; and (iii) on the date of termination of employment if termination is for cause.

(2) This option vests in four equal installments on the first four anniversaries of the grant date and expires ten years from the grant date.

(3) The "potential realizable value" is calculated based on the term of the option (ten years) at its date of grant. It is calculated by ASSUMING that the stock price on the date of grant appreciates at the indicated annual percentage rates, compounded annually, for the entire term of the option. However, the optionee will not actually be able to realize any benefit from the option unless the market value of the Common Stock is in fact greater than the option price.


AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUE TABLE


The following two tables set forth certain information based on the fair market value per share ($0.375) of the Common Stock at December 31, 1996, the last day of the Company's 1996 fiscal year, with respect to stock options held at that date by each of the individuals named in the Summary Compensation Table, above. The "value" of unexercised in-the-money options is the difference between the market value of the Common Stock subject to the options at December 31, 1996 and the exercise price, assuming the option is exercised. No SARs were held during 1996 and none are now held by any of the individuals named in the Summary Compensation Table, above.


During 1996, there were no option exercises by any of the executive officers named in the Summary Compensation Table above.



                          NUMBER OF SECURITIES UNDERLYING
                           UNEXERCISED OPTIONS AT FISCAL         VALUE OF UNEXERCISED IN-THE-MONEY
                                     YEAR END                       OPTIONS AT FISCAL YEAR END
                          -------------------------------        ---------------------------------
NAME                      EXERCISABLE       UNEXERCISABLE        EXERCISABLE         UNEXERCISABLE
--------------------------------------------------------------------------------------------------
Henry N. Huta               661,838               -0-                 -0-                 -0-

C. Stephen Beal             397,103             132,367               -0-                 -0-

James J. Ferrigan            54,255             135,752               -0-                 -0-

Barry J. Southam             60,867             154,657               -0-                 -0-

A. Noel DeWinter              6,650              52,850               -0-                 -0-

R. J. Mudd                   30,150              64,350               -0-                 -0-

Mark L. Plaumann              -0-                50,000               -0-                 -0-


EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS.


EMPLOYMENT AGREEMENTS. Effective as of May 5, 1995, Messrs. Huta and Beal entered into employment agreements with the Company substantially on the terms agreed to at the time WES Acquisition Corp. ("WESAC") acquired an 81% stock interest in the Company and certain Company debt from Pacific Diversified Capital Company ("PDC"). See footnote (3) to "SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT." The initial term of the agreements expires on May 5, 1997, but the agreements continue in effect thereafter unless terminated by either party on sixty days' prior notice. The agreements provide that Mr. Huta is to be elected President and Chief Executive Officer of the Company at a salary of $25,000 per month and Mr. Beal is to be elected President of the Company's Engineered Products Group at a salary of $16,700 per month. Each of the executives is entitled to participate in the Company's benefit programs made available to other executives generally and in addition, to receive reimbursement on a tax grossed-up basis for premiums paid to maintain $2 million of life insurance coverage; reimbursement for country club membership, and reimbursement for monthly auto lease payments not to exceed $750 per month when their current company vehicle leases expire. The agreements provide that the Compensation Committee of the Board of Directors will establish an appropriate bonus plan for each executive, but as of the date hereof, no such plan had yet been established. In the event that the employment of either of the officers is terminated without cause, whether during the initial term or thereafter, the Company is obliged to continue to pay him his salary for a period of eighteen months following such termination and, at the Company's expense, to continue to provide the benefits described above for the same period. If termination is for cause, only accrued salary and unused vacation is paid. In May 1996, Mr. Huta resigned from the Company and his employment agreement terminated.


In addition, in connection with the WESAC stock acquisition, the Company (i) forgave debt owed by Mr. Huta to the Company in the amount of $147,268 and paid him a special bonus of $377,316; (ii) paid

Mr. Beal the final installment of his relocation payments in the amount of $124,596; and (iii) conveyed to each of Messrs. Huta and Beal a Company membership in a local country club.


SEVERANCE AGREEMENTS. The Company has an agreement with each of James J. Ferrigan, Barry J. Southam, R. J. Mudd and A. Noel DeWinter that provides for the continued payment to each of them of his salary for a period of twelve months after his employment terminates unless termination is for cause or by reason of his resignation.


INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each of the executive officers named in the Summary Compensation Table, above, that provide contractual indemnification rights similar in scope to the applicable sections of the Company's Bylaws. Each agreement applies retroactively as well as prospectively to any actions taken by the indemnified officer while serving as an officer and/or director of the Company. The indemnification agreements also provide that the Company will indemnify such persons to the fullest extent permitted by law, notwithstanding that the indemnification is not specifically authorized by the indemnification agreement, the Company's Certificate of Incorporation, the Company's Bylaws or by statute.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


None of the members of the Compensation Committee during 1996 (David R. A. Steadman, Maarten D. Hemsley and Paul H. Hunn) is or was an employee of the Company or any of its subsidiaries. In April 1996, the Company retained Atlantic Management Associates, Inc., of which Mr. Steadman is President, to obtain Mr. Steadman's services as a management consultant for a fee of $8,000 per month. In connection with these consulting services, in June 1996, Mr. Steadman was granted an option under the Second Amended and Restated Stock Incentive Plan to purchase 50,000 shares of Common Stock at an option price of $0.49 per share that vests in two equal installments on the first and second anniversary of the grant date. During 1996, no executive officer of the Company served as a director or member of a compensation committee of any entity with which any director of the Company had any relationship as a director or officer.


                            -------------------------

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE, AND THE PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report has been prepared by the members of the Compensation Committee of the Board and addresses the Company's compensation policies with respect to the Chief Executive Officer and other executive officers of the Company for the 1996 fiscal year.


CHIEF EXECUTIVE OFFICER'S COMPENSATION

The terms of the Chief Executive Officer's salary, benefits and stock option grant from and after May 5, 1995 were the subject of a negotiated agreement between Mr. Huta and WESAC in connection with its purchase of the 81% of the Company's shares and certain debt of the Company held by Pacific Diversified Capital Company and takes into consideration the $200,000 investment made by Mr. Huta in WESAC and his assistance in consummating the transaction. See "EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS," above.


Mr. Beal's compensation was negotiated on a similar basis and at the same time in connection with his investment of $200,000 in WESAC. See "EMPLOYMENT, SEVERANCE AND OTHER AGREEMENTS," above.


COMPENSATION OF OTHER EXECUTIVES


The executive compensation philosophy of the Company with respect to its executive officers is to provide a total compensation package, in which base salary, bonus, incentives and benefits are structured and administered in a manner designed to align compensation with the Company's business strategy and performance, to be reasonable in comparison to competitive practice, and to motivate and reward executives on the basis of Company and individual performance. In view of the poor financial performance of the Company during 1995 and 1996, each of the Executive Officers of the Company agreed to a 10% pay cut effective in the second quarter of 1996.


COMPONENTS OF COMPENSATION

The Company's executive compensation is composed of base salary, incentive compensation and stock incentive awards.

BASE SALARIES. The base salaries of executive officers are reviewed periodically and are based primarily on the base salaries paid by comparable related-industry companies to executives in similar positions and is targeted at the median. In addition, the Committee considers a number of subjective criteria, including individual and Company performance, levels of responsibility and prior experience. The Committee does not make individual base salary decisions according to specific criteria and does not ascribe specific weights to the factors it considers.


INCENTIVE COMPENSATION. In 1996, the Company had no incentive program in effect.


STOCK INCENTIVE AWARDS. In 1996, stock incentive awards in the form of stock options were made to Executive Officers under the Company's Second Amended and Restated Stock Incentive Plan in connection with the 10% salary cut instituted by the Committee and in one case, in connection with a promotion.


THE COMPENSATION COMMITTEE:   David R. A. Steadman
                              Maarten D. Hemsley
                              Paul H. Hunn

                                PERFORMANCE GRAPH

The following graph compares the percentage change in the Company's cumulative total stockholder return on Common Stock for the last five years with the performances of the Standard & Poor's 500 Index (a broad market index) and New York Stock Exchange stocks in Sanitary Services, SIC 4950-4959, (a peer group index), over the same period. Because there are a limited number of air pollution control companies that may be included in an index, the industry group index includes companies engaged in hazardous waste, water treatment and air pollution control.


The returns are calculated assuming the value of the investment in the Company's stock and each index was $100 on December 31, 1991, and that all dividends were reinvested; however, the Company paid no dividends during the period shown. The graph lines merely connect the beginning and end of the measuring periods and do not reflect fluctuations between those dates. The historical stock performance shown on the graph is not intended to, and may not be indicative of, future stock performance.


                                     [GRAPH]



                                                        1991      1992      1993      1994      1995      1996
Wahlco Environmental Systems, Inc.                       100     53.64     31.82     14.55        10      2.73
Peer Group (NYSE Stocks-SIC 4950-4959)                   100     98.32     72.34     73.55     84.45     90.35
           (US Companies-Sanitary Services)
Broad Market Index (S&P 500)                             100    107.84     118.5    120.06    165.18    203.11

                             SOLICITATION OF PROXIES

The expenses of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors and regular employees of the Company personally, by telephone or by mail. The Company will reimburse persons holding shares in their own names or in the names of nominees for expenses they incur in obtaining instructions from beneficial owners of such shares.

                                  OTHER MATTERS

The Company has filed its Annual Report on Form 10-K for the year ended December 31, 1995, as amended, with the Securities and Exchange Commission as well as quarterly reports on Form 10-Q for each of the first three fiscal quarters of 1996. These reports contains detailed information concerning the Company and its operations, supplementary financial information and certain schedules.


A copy of the Form 10-K, Form 10-K/A and 10-Q reports, without exhibits, will be furnished to stockholders free of charge upon written request to:

          Wahlco Environmental Systems, Inc.
          3600 West Segerstrom Avenue
          Santa Ana, California 92704.
          Attention: Investor Relations

A copy of any exhibit will be furnished to any stockholder upon written request to the same address and payment to the Company of a copying charge of twenty-five cents per page.



February 24, 1997                       By Order of the Board of Directors,
                                        Roger M. Barzun, SECRETARY

               WAHLCO ENVIRONMENTAL SYSTEMS, INC.

                SPECIAL MEETING OF STOCKHOLDERS

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby (i) revokes previous proxies given with respect to the shares of the common stock of Wahlco Environmental Systems, Inc. (the "Company") noted on the reverse side hereof and registered in the name of the undersigned (the "Shares"); (ii) acknowledges receipt of the Notice and Proxy Statement dated February 24, 1997 in connection with a Special Meeting of Stockholders of the Company to be held on March 20, 1997 at 12:00 noon at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, 41st Floor, Boston, Massachusetts or any adjournment thereof; and
(iii) appoints David R. A. Steadman, Robert M. Davies and Roger M. Barzun, or any one of them, each with full power to act alone, the attorneys and proxies of the undersigned with power of substitution to each, to vote all of the Shares that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, and at any adjournment thereof, with all the powers the undersigned would have had if personally present at said meeting. Without limiting the generality of the authorization hereby given, said proxies are, and each of them is instructed to vote or act as follows on the matters to be voted upon set forth in said Proxy Statement:


IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, YOU NEED ONLY SIGN AND DATE THIS PROXY ON THE REVERSE SIDE -- YOU NEED NOT MARK ANY BOXES.

CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE

                                                          [SEE REVERSE SIDE]
-----------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

                         FOR  AGAINST ABSTAIN                                         FOR  AGAINST ABSTAIN
ITEM 1. Approval of the  / /    / /     / /     ITEM 2. Approval of the issuance of   / /    / /     / /
1996 Stock Option Plan.                         in excess of 20% of the outstanding
                                                common stock on conversion of certain
                                                preferred stock.
                                                                                      FOR  AGAINST ABSTAIN
                                                ITEM 3. Approval of the issuance or   / /    / /     / /
                                                reservation for issuance of in excess
                                                of 20% of the outstanding common stock.

Signature(s)_________________________________________________________   Date:_______________________, 1996
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing in a representative capacity, please give full title. Corporations should sign in the corporate name by an authorized officer;
partnerships in the partnership name by an authorized person.

-------------------------------------------------------------------------------------------------------------
                                              - FOLD AND DETACH HERE -